CARMAX REPORTS SECOND QUARTER RESULTS

Richmond, Va., September 22, 2008 – CarMax, Inc. (NYSE:KMX) today reported results for the second quarter ended August 31, 2008.

▪	Total sales decreased 13% to $1.84 billion from $2.12 billion in the second quarter of last year.

▪	Comparable store used unit sales declined 17% for the quarter.

▪	Total used unit sales decreased 7% in the second quarter.

▪	Net earnings declined to $14.0 million, or $0.06 per diluted share, compared with $65.0 million, or $0.29 per diluted share, earned in the second quarter of fiscal 2008.

•
Earnings for the second quarter of fiscal 2009 were reduced by $0.08 per share for CarMax Auto Finance (CAF) unfavorable items, including increases in cumulative net loss assumptions, a reduction in the fair value of retained subordinated bonds and an increase in the discount rate.

Second Quarter Business Performance Review

Sales.  “The slowdown in the economy and reductions in consumer spending power resulting from higher gasoline and food costs continued to create a difficult environment for our business,” said Tom Folliard, president and chief executive officer.  Our comparable store used unit sales declined 17%, which was similar to the decline in customer traffic in our stores.  Despite the current business environment, the solid execution by our store teams resulted in a conversion rate that was only marginally below the rate in the prior year’s second quarter.  Our used vehicle average selling price declined 6% primarily as a result of the industry-wide decrease in used car prices, which reduced our inventory acquisition costs.  In the latter part of the quarter, we saw a slight up tick in the sales mix of SUVs and trucks, reflecting their current attractive valuations.  Our data, which is available through July, indicates that our market share in the late-model used vehicle market declined slightly.

Wholesale unit sales declined 9%, reflecting a decrease in both appraisal traffic and our appraisal buy rate (defined as the number of appraisal purchases as a percent of vehicles appraised).  Similar to our experience in the first quarter of this fiscal year, we believe the significant year-over-year decline in wholesale market values for SUVs, trucks and other less fuel-efficient vehicles contributed to the declines in both our appraisal traffic and buy rate.

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Other sales and revenues decreased 6%.  Third-party finance fees, which are a component of other sales and revenues, declined 51% due to the reduction in sales and a shift in mix among, and discount arrangements with, our third-party finance providers.  The mix shift was largely the result of a tightening in credit availability from some of our third-party nonprime finance providers combined with a decline in the credit profile of our average customer.

Gross Profit.  Total gross profit declined by $32.3 million to $255.9 million primarily because of the decrease in used unit sales.  In addition, the gross profit per used unit declined by $112 to $1,870 compared with $1,982 in last year’s second quarter.  As in the first quarter, the reduction in appraisal traffic and the appraisal buy rate led to our sourcing a larger percentage of our used vehicles at auction, which had an adverse effect on our gross profit per used unit.

Compared with the first quarter of this year, however, our gross profit per used vehicle increased by $128 to $1,870 from $1,742.  We were able to achieve this sequential improvement, despite the double-digit decline in comparable store used unit sales.  We believe this improvement was primarily the result of our success in rapidly reducing our vehicle inventories, which brought them back in line with current sales rates and minimized required pricing markdowns.  Compared with inventory levels at stores open as of May 31, 2008, during the second quarter we reduced our used vehicle inventory by more than 13,300 units, representing a reduction in excess of $200 million.

Wholesale gross profit per unit was $897 in the second quarter, representing an increase of more than $100 compared with both the second quarter of last year and the first quarter of the current year.  We continued to experience strong dealer attendance at our auctions, with the normal price competition among bidders contributing to the strong wholesale gross profit performance.  With an average selling price of roughly $4,000, the majority of our wholesale units are older, higher mileage vehicles.  We believe the current demand for these types of vehicles is particularly strong from dealers who specialize in selling to credit-challenged customers.

CarMax Auto Finance.  CAF reported a pretax loss of $7.1 million compared with income of $33.4 million in last year’s second quarter.  CAF results for the second quarter of fiscal 2009 were reduced by $28.2 million for adjustments primarily related to loans originated in prior fiscal years.  These adjustments included the following:
•
$15.7 million related to increases in loss rate assumptions, mainly for loans originated in fiscal 2006, 2007 and 2008.  The upper end of our cumulative loss rate assumption range increased to 3.5% from 3.0%.

•
$7.7 million represented a mark-to-market reduction in the carrying value of subordinated bonds that we hold.  These bonds have a face value of $115 million, and they were part of three securitizations completed earlier in calendar year 2008.

•	$4.1 million resulted from increasing the discount rate used to value our retained interest in securitized receivables to 19% from 17%.

The adjustments related to reducing the fair value of the retained subordinated bonds and increasing the discount rate are non-cash charges that primarily affect the timing of the recognition of CAF income.  If current conditions continue, these adjustments should result in positive contributions to CAF earnings in future periods.

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The gain recognized on loans originated and sold in the second quarter of fiscal 2009 was also adversely affected by the disruption in the credit markets and worsening economic conditions.  The gain percentage, which represents the gain on the sale of loans originated and sold as a percentage of loans originated and sold, decreased to 1.8% from 4.0% in the second quarter of fiscal 2008.  This decrease resulted from the combination of higher current funding costs that we have been unable to offset through higher consumer rates; the increase in the discount rate assumption to 19% from 12% utilized in the second quarter of last year; the use of a higher loss rate assumption for current quarter originations compared with the assumption used in the prior year’s quarter; and an increase in the credit enhancement requirements in the warehouse facility.  In addition, CAF’s origination volume was negatively affected by the slowdown in unit sales, the decrease in average retail prices and a small decline in the percentage of sales financed by CAF.

SG&A.  Selling, general and administrative expenses were 12.2% of total revenues in the second quarter of fiscal 2009 compared with 10.1% in the prior year’s second quarter.  This increase in the SG&A ratio was the result of the significant declines in comparable store used unit sales and average selling price, and this increase was partially offset by our success in reducing costs.  In the current market environment, we are focusing on reducing variable costs in an effort to control expenses.  In our stores, thus far we have adjusted associate scheduling resulting in reduced hours worked, and we have allowed the natural attrition in the workforce to reduce variable store staffing.  In addition, we have implemented a hiring freeze at the home office and are carefully monitoring expenses at CAF.

Earnings and Earnings Per Share.  “We believe that the reduction in our second quarter earnings stems mainly from the effect of external conditions and that we are taking the necessary and appropriate steps to navigate through this difficult environment,” said Folliard.  We have been successful in dramatically reducing inventories to align them with current sales, which in turn has allowed us to achieve an increase in our gross profit per unit compared with the first quarter.  Our wholesale business performed strongly throughout this challenging period.  We continue to focus on aligning overhead costs with current sales levels, and we expect to continue to find opportunities to further shrink costs.  At the same time, we remain committed to delivering the exceptional customer service that underpins our long-term prospects.

Credit Facilities.  During the second quarter, we increased the aggregate limit under our revolving credit facility by $200 million to a total of $700 million.  We also increased the capacity of our warehouse facility used to securitize CAF auto loan receivables by $400 million to a total of $1.4 billion.  We believe these increases will provide us with added resources and greater flexibility to operate in the current environment.

As of August 31, 2008, we had $210.3 million outstanding under the revolving credit facility.  During the first half of fiscal 2009, we were able to reduce borrowings under this facility by $89.9 million, despite our lower earnings.  In large part, this reflected our success in reducing inventories, which declined $239.6 million in the first half of fiscal 2009, even as we opened nine superstores.  As of August 31, 2008, $600 million of auto loan receivables were securitized through the warehouse facility and unused warehouse capacity totaled $800 million.

Superstore Openings.  During the second quarter, we opened three used car superstores, entering the Colorado Springs, Colorado, and the Tulsa, Oklahoma, markets with production superstores, and expanding our presence in the Los Angeles market with a non-production superstore in Costa Mesa, California.

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CarMax, Inc.

Supplemental Financial Information

Sales Components
(In millions)	Three Months Ended August 31 (1)			Six Months Ended August 31 (1)
	2008	2007	Change	2008	2007	Change
Used vehicle sales	$1,476.3	$1,687.1	(12.5)%	$3,293.2	$3,395.5	(3.0)%
New vehicle sales	77.8	104.8	(25.7)%	159.9	217.4	(26.5)%
Wholesale vehicle sales	223.3	265.3	(15.8)%	465.6	526.4	(11.6)%
Other sales and revenues:
Extended service plan revenues	31.7	33.2	(4.5)%	68.3	67.1	1.7%
Service department sales	26.5	25.2	5.2%	51.0	49.4	3.4%
Third-party finance fees, net	3.4	6.9	(50.8)%	9.9	13.8	(28.6)%
Total other sales and revenues	61.7	65.3	(5.6)%	129.2	130.3	(0.9)%
Net sales and operating revenues	$1,839.1	$2,122.5	(13.4)%	$4,047.8	$4,269.7	(5.2)%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Retail Vehicle Sales Changes
	Three Months Ended August 31		Six Months Ended August 31
	2008	2007	2008	2007
Comparable store vehicle sales:
Used vehicle units	(17)%	3%	(8)%	5%
New vehicle units	(20)%	(13)%	(19)%	(9)%
Total units	(17)%	2%	(8)%	4%

Used vehicle dollars	(22)%	3%	(12)%	5%
New vehicle dollars	(21)%	(11)%	(20)%	(8)%
Total dollars	(22)%	2%	(13)%	4%

Total vehicle sales:
Used vehicle units	(7)%	11%	2%	13%
New vehicle units	(24)%	(15)%	(25)%	(10)%
Total units	(7)%	9%	1%	11%

Used vehicle dollars	(12)%	11%	(3)%	14%
New vehicle dollars	(26)%	(14)%	(26)%	(9)%
Total dollars	(13)%	9%	(4)%	12%

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CarMax, Inc.

Retail Vehicle Sales Mix
	Three Months Ended August 31		Six Months Ended August 31
	2008	2007	2008	2007
Vehicle units:
Used vehicles	96%	96%	97%	96%
New vehicles	4	4	3	4
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	95%	94%	95%	94%
New vehicles	5	6	5	6
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended August 31		Six Months Ended August 31
	2008	2007	2008	2007
Used vehicles	89,664	96,102	196,411	192,868
New vehicles	3,300	4,365	6,815	9,085
Wholesale vehicles	55,124	60,476	111,453	118,190

Average Selling Prices
	Three Months Ended August 31		Six Months Ended August 31
	2008	2007	2008	2007
Used vehicles	$16,278	$17,388	$16,590	$17,434
New vehicles	$23,434	$23,863	$23,319	$23,787
Wholesale vehicles	$3,935	$4,278	$4,061	$4,344

Selected Operating Ratios
(In millions)	Three Months Ended August 31				Six Months Ended August 31
	2008	% (1)	2007	% (1)	2008	% (1)	2007	% (1)

Net sales and operating revenues	$1,839.1	100.0%	$2,122.5	100.0%	$4,047.8	100.0%	$4,269.7	100.0%
Gross profit	$255.9	13.9%	$288.2	13.6%	$538.6	13.3%	$572.4	13.4%
CarMax Auto Finance (loss) income	$(7.1)	(0.4)%	$33.4	1.6%	$2.7	0.1%	$70.5	1.7%
Selling, general, and administrative
expenses	$225.1	12.2%	$214.2	10.1%	$468.1	11.6%	$428.0	10.0%
Operating profit (EBIT) (2)	$23.6	1.3%	$108.2	5.1%	$73.2	1.8%	$215.6	5.1%
Net earnings	$14.0	0.8%	$65.0	3.1%	$43.6	1.1%	$130.4	3.1%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Operating profit equals earnings before interest and income taxes.

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CarMax, Inc.

Gross Profit
	Three Months Ended August 31				Six Months Ended August 31
	2008		2007		2008		2007
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$1,870	11.4%	$1,982	11.3%	$1,800	10.7%	$1,958	11.1%
New vehicle gross profit	$909	3.9%	$1,072	4.5%	$883	3.8%	$1,039	4.3%
Wholesale vehicle gross profit	$897	22.2%	$796	18.1%	$840	20.1%	$798	17.9%
Other gross profit	$385	58.0%	$447	68.8%	$420	66.1%	$451	69.9%
Total gross profit	$2,753	13.9%	$2,869	13.6%	$2,650	13.3%	$2,834	13.4%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

CAF Income

(In millions)	Three Months Ended August 31		Six Months Ended August 31
	2008	2007	2008	2007
Gain on sales of loans originated and sold	$9.4	$24.7	$23.6	$52.0
Other (losses) gains	(28.2)	0.3	(45.2)	0.7
Total (loss) gain	(18.8)	25.0	(21.6)	52.8
Servicing fee and interest income	21.6	17.0	42.9	33.7
Direct CAF expenses	10.0	8.5	18.6	16.0
CarMax Auto Finance (loss) income	$(7.1)	$33.4	$2.7	$70.5

Loans originated and sold	$526.9	$617.8	$1,153.4	$1,264.9
Gain on sales of loans originated and sold as a percentage of loans originated and sold	1.8%	4.0%	2.0%	4.1%

Earnings Highlights
(In millions except per share data)	Three Months Ended August 31			Six Months Ended August 31
	2008	2007	Change	2008	2007	Change
Net earnings	$14.0	$65.0	(78.5)%	$43.6	$130.4	(66.6)%
Diluted weighted average shares outstanding	220.9	220.6	0.2%	221.1	220.4	0.4%
Net earnings per share	$0.06	$0.29	(79.3)%	$0.20	$0.59	(66.1)%

Fiscal 2009 Expectations

“As a result of the unprecedented near-term declines in traffic and sales and the current volatility in the asset-backed credit markets, we are not yet able to make a meaningful projection of fiscal 2009 earnings,” said Folliard.

Effective January 1, 2009, we will introduce significant enhancements to our 401(k) plan, including both an increased company matching component and a company-funded contribution made regardless of associate participation, and, at the same time, we will freeze our pension plan.  We believe our revised retirement program will be easier to understand and give associates more control over their retirement savings while also allowing us to control escalating and unpredictable pension expenses.

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CarMax, Inc.

Future Store Opening Plan

As previously announced, we have decided to temporarily slow our store growth.  We believe slowing growth will both aid profitability and reduce our capital needs in the near term.  During the balance of fiscal 2009, we plan to open one additional used car superstore, and in fiscal 2010, we plan to open between five and ten superstores.

Details of store openings planned during the twelve months ending August 31, 2009, are as follows:

Location	Television Market	Market Status	Production Superstores	Non-Production Superstores
FY09 Second Half:
Hickory, North Carolina	Charlotte	Existing market	--	1

FY10 First Half:
Potomac Mills, Virginia	Washington, D.C.	Existing market	--	1
Augusta, Georgia	Augusta	New market	--	1
Cincinnati, Ohio	Cincinnati	New market	1	--

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 22, 2008.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 26913797.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on September 22, 2008 through October 22, 2008.  A telephone replay also will be available through September 30, 2008, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 26913797.

Third Quarter Fiscal 2009 Earnings Release Date

We currently plan to release third quarter sales and earnings on Friday, December 19, 2008, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in early December.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2008 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., we currently operate 98 used car superstores in 46 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the twelve months ended February 29, 2008, we retailed 377,244 used cars and sold 222,406 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

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CarMax, Inc.

Forward-Looking Statements
We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
•	Changes in the general U.S. or regional U.S. economy.
•
Changes in the availability or cost of capital and working capital financing, including the availability or cost of long-term financing to support our geographic growth and the availability or cost of financing auto loan receivables.

•	Changes in the competitive landscape within our industry.
•	Significant changes in retail prices for used and new vehicles.
•	A reduction in the availability of or access to sources of inventory.
•	Factors related to the regulatory environment in which we operate.
•	The loss of key employees from our store, regional or corporate management teams.
•	The failure of key information systems.
•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
•	The effect of various litigation matters.
•	Our inability to acquire or lease suitable real estate at favorable terms.
•	The occurrence of severe weather events.
•	Factors related to the seasonal fluctuations in our business.
•	Factors related to the geographic concentration of our superstores.
•	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2008, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4489.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Director, Public Relations, (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended August 31						Six Months Ended August 31
	2008	%	(1)	2007	%	(1)	2008	%	(1)	2007	%	(1)

Sales and operating revenues:
Used vehicle sales	$1,476,317	80.3		$1,687,142	79.5		$3,293,165	81.4		$3,395,533	79.5
New vehicle sales	77,818	4.2		104,779	4.9		159,888	3.9		217,394	5.1
Wholesale vehicle sales	223,269	12.1		265,282	12.5		465,596	11.5		526,434	12.3
Other sales and revenues	61,650	3.4		65,327	3.1		129,168	3.2		130,303	3.1
Net sales and operating revenues	1,839,054	100.0		2,122,530	100.0		4,047,817	100.0		4,269,664	100.0
Cost of sales	1,583,141	86.1		1,834,336	86.4		3,509,190	86.7		3,697,249	86.6
Gross profit	255,913	13.9		288,194	13.6		538,627	13.3		572,415	13.4
CarMax Auto Finance (loss) income	(7,141)	(0.4)		33,412	1.6		2,678	0.1		70,480	1.7
Selling, general and administrative
expenses	225,148	12.2		214,196	10.1		468,132	11.6		428,010	10.0
Gain on franchise disposition	--	--		740	--		--	--		740	--
Interest expense	1,477	0.1		950	--		3,535	0.1		2,966	0.1
Interest income	354	--		245	--		618	--		623	--
Earnings before income taxes	22,501	1.2		107,445	5.1		70,256	1.7		213,282	5.0
Provision for income taxes	8,495	0.5		42,450	2.0		26,692	0.7		82,932	1.9
Net earnings	$14,006	0.8		$64,995	3.1		$43,564	1.1		$130,350	3.1

Weighted average common shares:
Basic	217,600			215,891			217,347			215,592
Diluted	220,944			220,580			221,145			220,355

Net earnings per share:
Basic	$0.06			$0.30			$0.20			$0.60
Diluted	$0.06			$0.29			$0.20			$0.59

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands)

	August 31 2008	August 31 2007	February 29 2008
ASSETS
Current assets:
Cash and cash equivalents	$10,917	$7,589	$12,965
Accounts receivable, net	59,149	56,165	73,228
Auto loan receivables held for sale	31,037	4,464	4,984
Retained interest in securitized receivables	311,027	224,334	270,761
Inventory	736,131	820,171	975,777
Prepaid expenses and other current assets	15,050	19,993	19,210

Total current assets	1,163,311	1,132,716	1,356,925

Property and equipment, net	960,524	755,276	862,497
Deferred income taxes	89,420	42,467	67,066
Other assets	50,897	47,331	46,673

TOTAL ASSETS	$2,264,152	$1,977,790	$2,333,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$228,578	$248,762	$306,013
Accrued expenses and other current liabilities	62,038	63,028	58,054
Accrued income taxes	23,380	8,207	7,569
Deferred income taxes	17,468	14,680	17,710
Short-term debt	12,600	2,672	21,017
Current portion of long-term debt	48,229	86,265	79,661

Total current liabilities	392,293	423,614	490,024

Long-term debt, excluding current portion	176,864	27,361	227,153
Deferred revenue and other liabilities	134,049	115,982	127,058

TOTAL LIABILITIES	703,206	566,957	844,235

SHAREHOLDERS’ EQUITY	1,560,946	1,410,833	1,488,926

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,264,152	$1,977,790	$2,333,161

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
 (In thousands)

	Six Months Ended August 31
	2008	2007

Operating Activities:
Net earnings	$43,564	$130,350
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	27,494	22,026
Share-based compensation expense	19,095	17,744
Loss (gain) on disposition of assets	1,547	(28)
Deferred income tax benefit	(22,777)	(1,324)
Net decrease (increase) in:
Accounts receivable, net	14,079	15,248
Auto loan receivables held for sale, net	(26,053)	1,698
Retained interest in securitized receivables	(40,266)	(22,032)
Inventory	239,646	15,945
Prepaid expenses and other current assets	4,152	(4,925)
Other assets	(215)	702
Net (decrease) increase in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	(48,356)	(26,695)
Deferred revenue and other liabilities	6,991	24,316
Net cash provided by operating activities	218,901	173,025

Investing Activities:
Capital expenditures	(137,519)	(132,092)
Proceeds from sales of assets	1,254	1,272
Purchases of money market securities	(4,009)	(1,000)
Purchases of investments available-for-sale	--	(4,000)
Net cash used in investing activities	(140,274)	(135,820)

Financing Activities:
Decrease in short-term debt, net	(8,417)	(618)
Issuances of long-term debt	278,200	448,600
Payments on long-term debt	(359,921)	(510,607)
Equity issuances, net	9,100	9,947
Excess tax benefits from share-based payment arrangements	363	3,607
Net cash used in financing activities	(80,675)	(49,071)

Decrease in cash and cash equivalents	(2,048)	(11,866)
Cash and cash equivalents at beginning of year	12,965	19,455
Cash and cash equivalents at end of period	$10,917	$7,589

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